SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (the “Agreement”) dated as of _________, 2010 between FOREST OIL CORPORATION, a New York corporation (the “Company”), with its principal offices located at 707 Seventeenth Street, Suite 3600, Denver, Colorado, and _____________________ (“Executive”),

W I T N E S S E T H:

WHEREAS, the Company desires to attract and retain certain key employee personnel and, accordingly, the Board of Directors of the Company (the “Board”) has approved the Company entering into a severance agreement with Executive in order to encourage his continued service to the Company;

WHEREAS, Executive is prepared to commit such services in return for specific arrangements with respect to severance compensation and other benefits;
WHEREAS, Executive will receive and/or has received proprietary and confidential trade secret information of the Company; and
WHEREAS, Executive will serve and/or has served as an executive, management personnel, or officer of the Company;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and Executive agree as follows:

1.    Definitions.

(a)    “Annual Compensation” shall mean an amount equal to the greater of:

(i)    Executive’s annual base salary at the annual rate in effect at the date of his Involuntary Termination;

(ii)    Executive’s annual base salary at the annual rate in effect sixty days prior to the date of his Involuntary Termination; or

(iii)    Executive’s annual base salary at the annual rate in effect immediately prior to a Change of Control.

Notwithstanding the foregoing, if Executive’s employment shall be subject to an Involuntary Termination within two years after such Change of Control, then the amount determined pursuant to the preceding sentence shall be increased by the amount of the Annual Bonus. For purposes of the preceding sentence, the term ‘Annual Bonus’ shall mean the annual bonus most recently paid by the Company to Executive prior to the date of his Involuntary Termination; provided, however, that if Executive was employed by the Company for only a portion of the year year with respect to which such bonus was paid, then the ‘Annual Bonus’ shall equal an amount determined by annualizing the bonus received by Executive based on the ratio of the number of days Executive was employed by the Company during such year to 365 days; provided, further, that if Executive has not received an annual bonus from the Company at any time prior to the date of his Involuntary Termination, then the ‘Annual Bonus’ shall equal the amount of Executive’s target annual bonus for the year in which such termination occurs.
(b)    “Change in Duties” shall mean the occurrence of any one or more of the following:

(i)    A significant change in the nature or scope of Executive’s authorities or duties from those applicable to him immediately prior to the date on which a Change of Control occurs;

(ii)    A reduction in Executive’s base salary from that provided to him immediately prior to the date on which a Change of Control occurs;

(iii)    A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Company (including its subsidiaries) for employees with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs;

(iv)    A diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company (including its subsidiaries) to employees with comparable duties or (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control occurs; or

(v)    A change in the location of Executive’s principal place of employment by the Company (including its subsidiaries) by more than 50 miles from the location where he was principally employed immediately prior to the date on which a Change of Control occurs.

(c)    “Change of Control” shall mean the occurrence of any one of the following events:

(i)    Any one person, or more than one person Acting as a Group (as hereinafter defined), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; provided, however, that if any one person, or more than one person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or group does not cause a Change of Control within the meaning of this Paragraph 1(c)(i); and provided, further, that an increase in the percentage of stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Paragraph 1(c)(i); and provided, further, that this Paragraph 1(c)(i) applies to cause a Change of Control only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction; and provided, further, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of Paragraph 1(c)(ii) below, the acquisition of additional control by the same person or group will not cause a Change of Control within the meaning of this Paragraph 1(c)(i); or
(ii)    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; provided, however, that, if any person, or more than one person Acting as a Group, is considered to have met the control requirements of this Paragraph 1(c)(ii), the acquisition of additional control by the same person or group will not cause a Change of Control within the meaning of this Paragraph 1(c)(ii); or
(iii)    Any one person, or more than one person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total “gross fair market value” equal to or more than 60% of the total “gross fair market value” of all the assets of the Company immediately before such acquisition or acquisitions; provided, however, that there is no Change of Control under this Paragraph 1(c)(iii) where there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in the following proviso; and, provided, further, that a transfer of assets by the Company shall not be treated as change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a person, or more than one person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) of this proviso. For purposes of this Paragraph 1(c)(iii), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Paragraph 1(c), (x) Section 318(a) of the Code applies to determine stock ownership, and (y) the term “Acting as a Group” means “acting as a group” within the meaning of Treasury Regulation section 1.409A-3(i)(5)(v)(B), (vi)(D), or (vii)(C), as applicable. The definition of Change of Control under this Paragraph 1(c) is intended to comply with applicable definitions and requirements of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation section

1.409A-3(i)(5) that correspond to the change of control events described above, and shall be interpreted consistently therewith.

(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)    “Compensation Committee” shall mean the Compensation Committee of the Board.

(f)    “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time performance of his duties within thirty days after written notice of termination is given to Executive by the Company (provided, however, that such notice may not be given prior to thirty days before the expiration of such six-month period).

(g)    “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)    does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this subparagraph (g)); or

(ii)    results from a resignation by Executive on or before the date which is sixty days after the date upon which Executive receives notice of a Change in Duties;

provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, Disability, or Retirement. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

(h)    “Retirement” shall mean Executive’s resignation on or after the date he reaches age sixty-five.

(i)    “Severance Amount” shall mean an amount equal to 2.5 times Executive’s Annual Compensation.

(j)    “Severance Period” shall mean a period commencing on the date of such Involuntary Termination and continuing for twenty-four months.

(k)    “Termination for Cause” shall mean termination of Executive’s employment by the Company (or its subsidiaries) by reason of Executive’s (i) gross negligence in the performance of his duties, (ii) willful and continued failure to perform his duties, (iii) willful engagement in conduct which is materially injurious to the Company or its subsidiaries (monetarily or otherwise) or (iv) conviction of a misdemeanor involving moral turpitude or a felony.

2.    Services. Executive agrees that he will render services to the Company (as well as any subsidiary thereof or successor thereto) during the period of his employment to the best of his ability and in a prudent and businesslike manner and that he will devote substantially the same time, efforts and dedication to his duties as heretofore devoted.

3.    Termination Within Two Years After a Change of Control. Subject to the provisions of Paragraph 6(i) hereof, if Executive’s employment by the Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs within two years after the date upon which a Change of Control occurs, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries), pay to Executive the following amounts (subject to any applicable payroll or other taxes required to be withheld and any employee benefit premiums) and take the following actions after the last day of Executive’s employment with the Company:

(a)    Pay Executive a lump sum cash payment in an amount equal to the Severance Amount. Subject to the provisions of Paragraph 6(i) hereof, such payment shall be made on one of the dates provided below (as evidenced by the initials of Executive and an authorized representative of the Company):

(i)	On the date that is 60 days after the date of Executive’s Involuntary Termination (Initials: ____ (Executive) ____ (authorized representative of the Company)); or

(ii)
On January 15 of the first calendar year following the calendar year in which Executive’s Involuntary Termination occurs (Initials: ____ (Executive) ____ (authorized representative of the Company)); or

(iii)
On January 15 of the second calendar year following the calendar year in which Executive’s Involuntary Termination occurs (Initials: ____ (Executive) ____ (authorized representative of the Company)); or

(iv)
On January 15 of the third calendar year following the calendar year in which Executive’s Involuntary Termination occurs (Initials: ____ (Executive) ____ (authorized representative of the Company)); or

(v)
On January 15 of the fourth calendar year following the calendar year in which Executive’s Involuntary Termination occurs (Initials: ____ (Executive) ____ (authorized representative of the Company)); or

(vi)	On January 15 of the fifth calendar year following the calendar year in which Executive’s Involuntary Termination occurs (Initials: ____ (Executive) ____ (authorized representative of the Company)).

If the payment described in the first sentence of this Paragraph 3(a) (other than a payment described in clause (i) above) will occur after the Interest Commencement Date (as defined below), then such payment shall, subject to Paragraph 4, accrue interest (compounded annually on January 15 of each year) from the Interest Commencement Date to the actual date of payment at the Interest Credit Rate (as defined below and subject to periodic adjustment as provided below) and such interest shall be paid in a lump sum on the actual date of payment of the Severance Amount. Further, if the payment described in the first sentence of this Paragraph 3(a) will occur after the date that is six months after the date of Executive’s Involuntary Termination, then the Company shall, on or as soon as practicable after the date of Executive’s Involuntary Termination, contribute cash in an amount equal to the Severance Amount plus the interest described in the preceding sentence to an irrevocable grantor (“rabbi”) trust of which Executive is the sole beneficiary and the trustee of which is a nationally-recognized and solvent bank or trust company that is not affiliated with the Company (subject to the claims of the Company’s creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to Executive prior to distribution from the trust), pursuant to which such payment plus applicable interest shall be payable from the trust at the time provided herein, provided that (x) the Company shall remain liable to Executive for any deficiency in the payments from the trust and (y) in no event shall cash be transferred to the trust during any period in which such transfer would result in adverse tax consequences to Executive pursuant to Section 409A(b)(3) of the Code. As used herein, (A) the term “Interest Commencement Date” shall mean the fifth day after the effective date of the release described in Paragraph 6(i) hereof and (B) the term “Interest Credit Rate” shall mean the sum of 3% plus the “prime rate” of interest as reported in The Wall Street Journal as of the date of determination of the Interest Credit Rate as provided in the following sentence. The Interest Credit Rate shall initially be determined as of the Interest Commencement Date (or the first business day following such date if such date is not a business day) and shall be re-determined and adjusted as of each January 15 (or the first business day following such date if such date is not a business day) that occurs after the Interest Commencement Date and prior to the actual date of payment of the Severance Amount.

(b)    Cause Executive and those of his dependents (including his spouse) who were covered under the Company’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period, without any cost to Executive; provided, however, that (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive), (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided through an arrangement that satisfies the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangement are not includible in Executive’s income.

(c)    Cause any and all outstanding options to purchase common stock of the Company held by Executive to become immediately exercisable in full and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable. If and to the extent that the preceding provisions of this paragraph are inconsistent or conflict with the terms of any stock option agreement or non-qualified deferred compensation plan, then the preceding provisions of this paragraph shall govern and control.

(d)    Cause any and all outstanding options to purchase common stock of the Company held by Executive to remain exercisable for twelve months after the last day of Executive’s employment with the Company (but in no event shall any such option be exercisable for (i) a longer period than the original term of such option (but in no event after the 10th anniversary of the original date of grant of such option) or (ii) a shorter period than that already provided for under the terms of such option). If and to the extent that the preceding provisions of this paragraph are inconsistent or conflict with the terms of any stock option agreement, then the preceding provisions of this paragraph shall govern and control.
4.    Interest on Late Payments. If any payment provided for in Paragraphs 3(a) or 5 hereof is not made when due (determined after giving effect to any delay in such payment required pursuant to Paragraph 6(i)(2) hereof), the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at 10% plus the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank.

5.    Certain Additional Payments by the Company.

(a)    [Reserved]

(b)    On or before the date upon which a Change of Control occurs (the “Change of Control Date”), the Compensation Committee shall make a determination under the Company’s annual incentive plan as to whether bonuses under such plan for the year during which the Change of Control Date occurs are due based on partial year results through the Change of Control Date, and, if the Compensation Committee determines that such bonuses are due, then the Compensation Committee shall also determine the amount of such bonus that shall be paid to Executive. On or before the Change of Control Date, the Company shall pay to Executive the amount of Executive’s bonus that has been determined by the Compensation Committee in accordance with the preceding sentence.
6.    General.

(a)    Term. The effective date of this Agreement is _________, 20__. Within thirty (30) days after December 17, 2012 and within thirty (30) days after each successive thirty (30)-month period of time thereafter that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee (excluding any member of the Compensation Committee who is covered by this Agreement or by a similar agreement with the Company) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said thirty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee to take any action within said thirty days shall be considered as an extension of this Agreement for an additional thirty-month period of time. Notwithstanding anything to the contrary contained in this “sunset provision”, it is agreed that if a Change of Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision”, and shall remain in force for a period of thirty months after such Change of Control, and if within said thirty months the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such thirty months after a Change of Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this thirty-month “sunset provision” shall again be applicable with the thirty-day time period for Compensation Committee action to thereafter commence at the expiration of said thirty months after such Change of Control and on each thirty-month anniversary date thereafter.

(b)    Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 10% plus the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on a non-compounded basis, and shall change when and as any such change in such prime rate shall be announced by such bank. Any reimbursement of reasonable attorneys’ fees and disbursements required under this Paragraph 6(b) shall be made not later than the close of Executive’s taxable year following the taxable year in which Executive incurs the expense; provided, however, that, upon Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (A) Executive’s death or (B) the date that is 10 years after the date of Executive’s termination of employment with the Company.

(c)    Payment Obligations Absolute. The Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against him or anyone else. All amounts payable by the Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(b) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

(d)    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate.

(e)    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(f)    Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

(g)    Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand-delivered to Executive at his principal place of employment or if sent by registered or certified mail to Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

(h)    Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado.

(i)    Release and Delayed Payment Restriction.

(1)    As a condition to the receipt of any benefit under Paragraph 3 hereof, Executive shall first execute a release, in the form established by the Company, releasing the Company, its shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with the Company or the termination of such employment.

(2)    The release described in Paragraph 6(i)(1) hereof must be effective and irrevocable within 55 days after the date of the termination of Executive’s employment with the Company. Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Executive’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. If this Paragraph 6(i)(2) becomes applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date such payment would have been made had this Paragraph 6(i)(2) not applied to the actual date of payment, at the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of Executive’s termination of employment (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. Executive hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. Notwithstanding the preceding provisions of this Paragraph 6(i)(2), if Executive is entitled to a payment that would otherwise accrue interest at the Interest Credit Rate pursuant to Paragraph 3(a) but for the application of the preceding provisions of this Paragraph 6(i)(2), then (i) any interest that is to accrue with respect to such payment (whether pursuant to Paragraph 3(a) or this Paragraph 6(i)(2), but subject to Paragraph 4) shall be based on the Interest Credit Rate and (ii) for any period during which interest is provided with respect to such payment under both Paragraph 3(a) and this Paragraph 6(i)(2), interest shall accrue during such period under only one of such paragraphs.

(j)    Full Settlement. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of his termination of employment.

(k)    Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).

(l)    Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company (or its subsidiaries) to discharge Executive at will or (b) the terms and conditions of any other agreement between the Company and Executive except as provided herein.

(m)    Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

(n)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior Severance

Agreements, if any, by and between the Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
[Signatures begin on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the effective date in Paragraph 6(a).

“EXECUTIVE”

__________________________________
[Insert Name]

“COMPANY”

FOREST OIL CORPORATION

By: _______________________________